EXHIBIT 5.1
[HOWARD & HOWARD LETTERHEAD]
February 20, 2009
Princeton National Bancorp, Inc.
606 South Main Street
Princeton, Illinois 62356

Re:	Princeton National Bancorp, Inc. — Registration on Form S-3
Ladies and Gentlemen:
          We have acted as counsel to Princeton National Bancorp, Inc. (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”), relating to the offer and sale of: (i) 25,083 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share (the “Preferred Shares”), (ii) a Warrant to Purchase Common Stock (the “Warrant”) to purchase up to 155,025 shares of common stock (the “Common Stock”) of the Company, and (iii) up to 155,025 shares of Common Stock issuable upon exercise of such Warrant (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, the “Securities”), set forth in the Registration Statement. All of the Securities are being registered for resale on behalf of certain securityholders of the Company (the “Selling Securityholders”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
          The Securities were issued pursuant to a Letter Agreement between the Company and the United States Department of the Treasury (“Treasury”) dated January 23, 2009 (the “Letter Agreement”) which incorporated the Securities Purchase Agreement – Standard Terms (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).
          In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the Letter Agreement including the Securities Purchase Agreement incorporated therein, (iv) the Warrant issued by the Company on January 23, 2009 pursuant to the Letter Agreement, and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.
          We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of Delaware and the federal laws of the United States of America.

Princeton National Bancorp, Inc.
February 20, 2009

          Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Preferred Shares, the Warrant, and upon exercise in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.
          This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
          It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
          This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
Howard & Howard Attorneys PLLC
/s/ Howard & Howard Attorneys PLLC